Exhibit 16.1

RBSM LLP Accountants and Advisors 5 West 37th Street 9th Floor New York, NY 10018 212.868.3669 212.868.3498/Fax

August 3, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Scorpion Performance Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of Scorpion Performance Inc.'s Form 8-K report dated August 3, 2011. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

RBSM LLP

New York, NY Washington, DC Mumbai, India

Member of Russell Bedford International with affiliated offices worldwide